EXHIBIT 8.1
LIST OF SIGNIFICANT SUBSIDIARIES
The table below sets forth our significant subsidiaries as of 31 March 2021 all of which are 100% owned by James Hardie Industries plc, either directly or indirectly.

Name of Company	Jurisdiction of Establishment	Jurisdiction of Tax Residence
Fermacell B.V.	Netherlands	Netherlands
Fermacell Schraplau GmbH	Germany	Germany
James Hardie 117 Pty Ltd	Australia	Australia
James Hardie Australia Pty Ltd	Australia	Australia
James Hardie Building Products Inc.	United States	United States
James Hardie Europe B.V.	Netherlands	Netherlands
James Hardie Europe GmbH	Germany	Germany
James Hardie Europe Holdings GmbH	Germany	Germany
James Hardie Holdings Limited	Ireland	Ireland
James Hardie International Finance Designated Activity Company	Ireland	Ireland
James Hardie International Group Limited	Ireland	Ireland
James Hardie International Holdings Limited	Ireland	Ireland
James Hardie NL1 B.V.	Netherlands	Netherlands
James Hardie NL2 B.V.	Netherlands	Netherlands
James Hardie NZ Holdings Limited	New Zealand	New Zealand
James Hardie North America, Inc	United States	United States
James Hardie Philippines Inc	Philippines	Philippines
James Hardie Research Pty Ltd	Australia	Australia
JH Research USA, LLC	United States	United States
James Hardie Spain S.L.U.	Spain	Spain
James Hardie Technology Holdings 1 Limited	Ireland	Ireland
James Hardie Technology Holdings 2 Limited	Ireland	Ireland
James Hardie Technology Limited	Bermuda	Ireland
James Hardie U.S. Investments Sierra Inc.	United States	United States
RCI Holdings Pty Ltd	Australia	Australia